Exhibit 24(a)

POWER OF ATTORNEY

Each of the undersigned, an officer and/or director of PacifiCorp (the “Company”), constitutes and appoints David Mendez, Bruce Williams and Evan Reynolds, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, to do any and all acts and things and execute in his or her name, one or more Form S-3 Registration Statements under the Securities Act of 1933 (as amended, the “Act”), prepared in connection with the registration and issuance of up to an aggregate principal amount of $1,500,000,000 of First Mortgage Bonds and Unsecured Debt Securities of the Company, and any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorneys and agents, and each of them, full power and authority to do any and all acts and things necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, and the undersigned hereby ratifies and confirms all that the attorneys and agents, and each of them, shall do or cause to be done under this power of attorney.  Any one of the attorneys or agents, or their or his or her substitute or substitutes, shall have, and may exercise, all powers conferred.

Dated: February 8, 2007

THIS POWER OF ATTORNEY MAY BE EXECUTED IN COUNTERPARTS

/s/ Gregory E. Abel	/s/ Douglas L. Anderson
Gregory E. Abel	Douglas L. Anderson

/s/ William J. Fehrman	/s/ Brent E. Gale
William J. Fehrman	Brent E. Gale

/s/ Patrick J. Goodman	/s/ Nolan E. Karras
Patrick J. Goodman	Nolan E. Karras

/s/ A. Robert Lasich	/s/ Mark C. Moench
A. Robert Lasich	Mark C. Moench

/s/ Patrick Reiten	/s/ A. Richard Walje
Patrick Reiten	A. Richard Walje

/s/ Stanley K. Watters	/s/ David J. Mendez
Stanley K. Watters	David J. Mendez